Exhibit 10.3

[FORM OF SENIOR CONVERTIBLE NOTE]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE 1933 ACT, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT (II) UNLESS SOLD OR TRANSFERRED TO A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A UNDER THE 1933 ACT OR TO AN “ACCREDITED INVESTOR” AS THAT TERM IS DEFINED IN RULE 501(A) OF REGULATION D UNDER SAID ACT OR (III) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE, INCLUDING SECTIONS 3(c)(iii) AND 17(a) HEREOF. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 3(c)(iii) OF THIS NOTE.

Metalico, Inc.

Senior Convertible Note

Issuance Date: [?], 2008	Original Principal Amount: U.S. $[?]

FOR VALUE RECEIVED, METALICO, INC., a Delaware corporation (the “Company”), hereby promises to pay to [?] or registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at a rate per annum equal to the Interest Rate (as defined below) from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Convertible Note (including all Senior Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Convertible Notes issued pursuant to the Securities Purchase Agreement on the Closing Date (collectively, the “Notes” and such other Senior Convertible Notes, the “Other Notes”). Certain capitalized terms used herein are defined in Section 28.

(1) MATURITY. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges, if any, on such Principal and Interest. The “Maturity Date” shall be [?], 20281, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default, and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.

(2) INTEREST; INTEREST RATE. (a) Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears for each three-month period following the Issuance on January 31, April 30, July 31 and October 31 of each year and on the Maturity Date (each, an “Interest Date”) with the first Interest Date being July 31, 2008. Interest shall be payable on each Interest Date in cash to the record holder of this Note on each January 15, April 15, July 15 and October 15 immediately preceding the applicable Interest Date and on the Maturity Date, with respect to the Interest to be paid on such date.

(b) Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate. From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to twelve percent (12.0%). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3) CONVERSION OF NOTES. This Principal of this Note shall be convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the Principal into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Holder shall be entitled, at the Holder’s option, to receive either (x) a cash payment equal to the excess of the amount of the Principal to be converted for such fractional share or (y) a whole share if the Holder converts an additional portion of its Principal so as to acquire one whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Principal.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of the amount of Principal to be converted pursuant to Section 3(a) shall be determined by dividing (x) such Principal amount by (y) the Conversion Price (the “Conversion Rate”). The “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $ [?]2, subject to adjustment as provided herein.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any or all of the Principal into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the second (2nd) Trading Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall (x) provided that the Transfer Agent is participating in the Depository Trust Company’s (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system or (y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and less than all of the Principal of this Note is being converted, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Company’s Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC, as applicable, for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Principal on or prior to the date which is three (3) Trading Days after the Conversion Date (a “Conversion Failure”), then (A) the Company shall pay damages to the Holder for each Trading Day of such Conversion Failure in an amount equal to 1.5% of the product of (1) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which the Holder is entitled, and (2) the Closing Sale Price of the Common Stock on the Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 3(c)(ii) or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice the Company shall fail to issue and deliver a certificate to the Holder or credit the Holder’s balance account with DTC for the number of shares of Common Stock to which the Holder is entitled upon such holder’s conversion of any Principal so elected for conversion or on any date of the Company’s obligation to deliver shares of Common Stock as contemplated pursuant to clause (y) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (x) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (y) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (I) such number of shares of Common Stock, times (II) the Closing Bid Price on the Conversion Date.

(iii) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 17. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Principal amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal, Interest and Late Charges, if any, converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes electing to have Notes converted on such date a pro rata amount of such holder’s portion of its Notes submitted for conversion based on the principal amount of Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes submitted for conversion on such date; provided, the Company shall also comply with the provisions of Section 3(a) in respect of fractional shares that would otherwise be issued. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 22.

(d) Limitations on Conversions.

(i) Beneficial Ownership. The Company shall not effect any conversion of this Note, and the Holder of this Note shall not have the right to convert any portion of this Note pursuant to Section 3(a), to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) conversion of the remaining, unconverted portion of this Note beneficially owned by the Holder or any of its affiliates and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any Other Notes) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 3(d)(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Section 3(d)(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Form 10-K, Form 10-Q, Form 8-K or other public filing with the SEC, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its affiliates and any Other Notes since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% specified in such notice; provided that (x) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (y) any such increase or decrease will apply only to the Holder and not to any holder of Other Notes. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d)(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(ii) Market Regulation. Unless and until the Stockholder Approval (as defined in the Securities Purchase Agreement) has been obtained, the Company shall not be obligated to issue any shares of Common Stock upon conversion of this Note if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue upon conversion of the Notes without breaching the Company’s obligations under the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains a written opinion from outside counsel to the Company that such approval is not required, which opinion shall be reasonably satisfactory to the Required Holders and the Principal Market (or such other Eligible Market on which the Common Stock may then be listed). Until such Stockholder Approval or written opinion is obtained, no purchaser of the Notes pursuant to the Securities Purchase Agreement (the “Purchasers”) shall be issued in the aggregate, upon conversion of Notes, shares of Common Stock in an amount greater than the product of the Exchange Cap multiplied by a fraction, the numerator of which is the principal amount of Notes issued to a Purchaser pursuant to the Securities Purchase Agreement on the Closing Date and the denominator of which is the aggregate principal amount of all Notes issued to the Purchasers pursuant to the Securities Purchase Agreement on the Closing Date (with respect to each Purchaser, the “Exchange Cap Allocation”). Unless and until the Stockholder Approval has been obtained, the Holder shall not convert any portion of this Note at a Conversion Price that is less than the Conversion Price in effect on the Issuance Date. In the event that any Purchaser shall sell or otherwise transfer any of such Purchaser’s Notes, the transferee shall be allocated a pro rata portion of such Purchaser’s Exchange Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Exchange Cap Allocation allocated to such transferee. In the event that any holder of Notes shall convert all of such holder’s Notes into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Exchange Cap Allocation, then the difference between such holder’s Exchange Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Exchange Cap Allocations of the remaining holders of Notes on a pro rata basis in proportion to the aggregate principal amount of the Notes then held by each such holder. This Exchange Cap limitation shall in no way limit the application of the Conversion Price Adjustment provisions of Section 7 of the Notes other than in respect of the number of shares of Common Stock which may be issued by the Company as a result thereof.

(e) Additional Interest Amount.

(i) Upon a Company Redemption pursuant to Section 8(b) of this Note at any time during the period beginning on [?], 20113 and ending on [?], 20144, the Company shall deliver, in addition to the Company Optional Redemption Price to be paid pursuant to the terms of Section 8(b)(i)(A), an amount in cash by wire transfer of immediately available funds equal to the Additional Interest Amount on the applicable Company Optional Redemption Date; provided, that the Company may elect to pay all or a portion of such Additional Interest Amount in shares of registered and unrestricted Common Stock (“Additional Interest Shares” and any portion of the Additional Interest Amount to be paid in cash, the “Cash Portion”) so long as (i) Stockholder Approval has been obtained, (ii) such Common Stock shall be eligible for resale without restriction and without the need for further registration under any applicable federal or state securities laws, (iii) the Common Stock is at the time of issuance designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market (collectively, the “Additional Interest Shares Equity Conditions”), and (iv) there shall not have been an Equity Conditions Failure. If any portion of the Additional Interest Amount shall be paid in Additional Interest Shares, then the Company shall issue to the Holder, subject to Section 3(d), a number of shares of Common Stock, equal to (x) the Additional Interest Amount less the Cash Portion payable on the applicable Company Optional Redemption Date divided by (y) the Optional Interest Price. Any Additional Interest Shares shall be paid in a number of fully paid and nonassessable shares of Common Stock (rounded down to the nearest whole share, with any remaining Additional Interest Amount paid in cash).

(ii) When any Additional Interest Shares are to be paid on a Company Optional Redemption Date, the Company shall (i) (A) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and such action is not prohibited by applicable law or regulation or any applicable policy of DTC, credit such aggregate number of Additional Interest Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the foregoing shall not apply, issue and deliver on the applicable Company Optional Redemption Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company at least two (2) Trading Days prior to the applicable Company Optional Redemption Date, a certificate, registered in the name of the Holder or its designee, for the number of Additional Interest Shares to which the Holder shall be entitled and (ii) with respect to each Company Optional Redemption Date, pay to the Holder, in cash by wire transfer of immediately available funds, the amount of any Cash Portion. Notwithstanding the foregoing, the Company shall not be entitled to pay the Additional Interest Amount in Additional Interest Shares and shall be required to pay such Additional Interest Amount in cash on the applicable Company Optional Redemption Date if, unless waived in writing by the Holder, the Additional Interest Shares Equity Conditions have not been satisfied. If an Event of Default occurs or the Additional Interest Shares Equity Conditions are no longer satisfied during the Measuring Period, then on the Company Optional Redemption Date, at the Holder’s option, the Holder may require the Company to pay all or any specified portion of the Additional Interest Amount due on the applicable Company Optional Redemption Date in cash.

(f) Conversion Upon Fundamental Change. The conversion by the Holder at any time following the earlier of (a) public announcement of a Change of Control or (b) its receipt of a Change of Control Notice during the Change of Control Conversion/Redemption Period shall be a “Change of Control Conversion”. In connection with a Change of Control Conversion, the Company shall deliver, in addition to the delivery of shares of Common Stock issuable pursuant to the terms of this Section 3, an amount in cash by wire transfer of immediately available funds equal to the greater of (i) fifty percent (50%) of the Additional Interest Amount and (ii) the Make-Whole Premium, with respect to any amount of Principal converted in accordance with Section 3(c); provided, that the Company may pay all or a portion of such Additional Interest Amount or Make-Whole Premium, as the case may be, in shares of registered and unrestricted Common Stock so long the Additional Interest Shares Equity Conditions have been satisfied and so long as such shares of Common Stock are convertible or exchangeable into the form of consideration paid to holders of Common Stock in connection with such Change of Control. If any portion of the Additional Interest Amount or Make-Whole Premium, as the case may be, shall be paid in shares of Common Stock, then the Company shall pay to the Holder, subject to Section 3(d), a number of shares of Common Stock equal to (x) the Additional Interest Amount or Make-Whole Premium, as the case may be, less the Cash Portion payable on the applicable Conversion Date divided by (y) the Optional Interest Price. Any shares of Common Stock shall be paid in a number of fully paid and nonassessable shares of Common Stock (rounded down to the nearest whole share, with any remaining amount to be paid in cash).

(g) Concurrent Conversions. Notwithstanding the foregoing, if the provisions of both Sections 3(e) and 3(f) could be applicable (e.g., during the time period set forth in Section 3(e)(i) above a Change of Control Notice is delivered to the Holder by the Company or the Company publicly announces a Change of Control), the Holder shall be entitled to receive the greater of the amounts to which it may be entitled under Sections 3(e) and 3(f).

(4) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of five (5) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(ii) the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock, Additional Interest Shares or Make-Whole Amount within ten (10) Trading Days after the applicable Conversion Date or Change of Control Settlement Date, as the case may be, or (B) notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a proper request for conversion of any Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes, other than pursuant to Section 3(d);

(iii) at any time following the tenth (10th) consecutive Business Day that the Holder’s Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full amount of Principal of this Note (without regard to any limitations on conversion set forth in Section 3(d) or otherwise);

(iv) the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note (including, without limitation, the Company’s failure to pay any redemption amounts due hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest and/or Late Charges when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;

(v) any default under or acceleration prior to maturity of any Indebtedness of the Company or any of its Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement) in the principal amount of at least $10,000,000 in respect of any default or $5,000,000 in respect of any acceleration prior to maturity other than with respect to any Other Notes;

(vi) the Company or any of its Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its material Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its material Subsidiaries or (C) orders the liquidation of the Company or any of its material Subsidiaries;

(viii) a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $10,000,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(ix) other than as specifically set forth in another clause of this Section 4(a), the Company breaches (subject to the materiality thresholds, if any, applicable in the related Transaction Document in the provisions thereof relating to events of default, termination rights of any Buyer or the right to any damages to be paid by the Company under such Transaction) any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any material Transaction Document (including, without limitation, the Securities Purchase Agreement, the Registration Rights Agreement and the voting agreements, the common stock purchase warrants and the share borrow agreement of Carlos Aguero, all of which are being executed in connection with the sale and issuance of the Notes) which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;

(x) any breach or failure in any respect to comply with either of Sections 8 or 13 of this Note; or

(xi) any Event of Default (as defined in the Other Notes) occurs and is continuing with respect to any Other Notes.

(b) Redemption Right. Upon the occurrence of an Event of Default with respect to this Note or any Other Note, the Company shall within one (1) Business Day deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the amount of Principal of this Note the Holder is electing to require the Company to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company at a price (the “Event of Default Redemption Price”) equal to the greater of (i) the product of (A) the amount of Principal to be redeemed and (B) the Redemption Premium and (ii) the product of (A) the Conversion Rate with respect to such amount of Principal in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the greater of (1) the Closing Sale Price of the Common Stock on the date immediately preceding such Event of Default, (2) the Closing Sale Price of the Common Stock on the date immediately after such Event of Default and (3) the Closing Sale Price of the Common Stock on the date the Holder delivers the Event of Default Redemption Notice. Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 9. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. If an Event of Default occurs as a result of the Company’s failure to timely pay the amounts payable pursuant to Section 5(b), the Event of Default Redemption Price shall be the amount that was otherwise payable under Section 8(b) plus the greater of (a) fifty percent (50%) of the Additional Interest Amount and (b) the Make-Whole Premium. If an Event of Default occurs as a result of the Company’s failure to timely pay the amounts payable pursuant to Section 8(b), the Event of Default Redemption Price shall be the amount that was otherwise payable under Section 8(b) plus the Additional Interest Amount. If a Change of Control transaction is publicly announced at a time when an Event of Default has occurred and is continuing but prior to redemption pursuant to an Event of Default Redemption Notice, the Holder may elect to receive the Change of Control Redemption Price instead of the Event of Default Redemption Price. If a Change of Control transaction is publicly announced within thirty (30) days following a redemption pursuant to an Event of Default Redemption Notice, the Holder shall be entitled to an additional payment equal to the additional amount the Holder would have been entitled to receive had the Change of Control been publicly announced pursuant to this Section 4(b). The parties hereto agree that in the event of the Company’s redemption of any portion of the Note or other payment payable under this Section 4(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Redemption Premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(5) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of this Note at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) issuable upon the conversion or redemption of the Notes prior to such Fundamental Transaction, such shares of the common stock (or their equivalent) of the Successor Entity, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(b) Redemption Right. No sooner than sixty (60) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the earlier of Holder’s receipt of a Change of Control Notice or public announcement of a Change of Control and ending twenty (20) Trading Days after the date of the consummation of such Change of Control, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the amount of Principal the Holder is electing to require the Company to redeem. The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash at a price (the “Change of Control Redemption Price”) equal to the sum of (i) the amount of Principal being redeemed plus accrued unpaid Interest thereon to but not including the redemption date plus (ii) an amount in cash equal to the greater of (a) fifty percent (50%) of the Additional Interest Amount and (b) the Make-Whole Premium. Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 9 and shall have priority to payments to stockholders in connection with a Change of Control as such redemption obligation shall constitute a debt obligation of the Company. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the amount of Principal to be redeemed under this Section 5(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3 (including, without limitation, the right to receive the amounts set forth in Section 3(f). The Change of Control Redemption Price will be payable regardless of whether the amount of Principal to be redeemed is redeemed for cash or converted to shares of Common Stock pursuant to Section 3(f). The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 5(b), the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Change of Control redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(c) Make-Whole Premium.

(i) (A) The Make-Whole Premium shall equal an amount calculated in accordance with this Section 5(c). The Make-Whole Premium will be in addition to, and not in substitution for, any cash, securities or other assets otherwise due to the Holder upon conversion as described in this Convertible Note.

(B) The applicable “Make-Whole Premium” shall be determined by reference to the table attached hereto as Annex I (the “Make-Whole Premium Table”), shall be payable per each $1,000 principal amount and is based on the Effective Date and the Stock Price.

(C) The exact Stock Price and Effective Date may not be set forth on the Make-Whole Premium Table, in which case, if the Stock Price is between two Stock Prices on the Make-Whole Premium Table or the Effective Date is between two Effective Dates on the Make-Whole Premium Table, the Make-Whole Premium shall be determined by straight-line interpolation between Make-Whole Premium amounts set forth for the higher and lower Stock Prices and the two Effective Dates, as applicable, based on a 365-day year (or a 366-day year if the Effective Date occurs in a leap year). The Stock Prices set forth in the column headers are subject to adjustment pursuant to Section 5(c)(iii).

(1) If the Stock Price is less than or equal to $[?] (subject to adjustment pursuant to Section 5(c)(iii), the “Stock Price Threshold”), the Make-Whole Premium shall be equal to zero.

(2) If the Stock Price is equal to or greater than $[?] (subject to adjustment pursuant to Section 5(c)(iii), the “Stock Price Cap”), the Make-Whole Premium shall be equal to zero.

(3) “Stock Price” means the price paid per share of Common Stock in the transaction constituting the Change of Control, determined as follows: (i) if holders of Common Stock receive only cash in the transaction constituting the Change of Control, the Stock Price shall equal the cash amount paid per share of Common Stock; and (ii) in all other cases, the Stock Price shall equal the arithmetic average of the Closing Sale Price of a share of Common Stock over the five Trading Day period ending on the Trading Day immediately preceding the Effective Date; and “Effective Date” means the date that a Change of Control becomes effective.

(ii) At the Holder’s election, the Company shall pay the Make-Whole Premium in cash or if the conditions set forth in Section 3(f) have been satisfied in shares of Common Stock (other than cash paid in lieu of fractional shares) and so long as such shares of Common Stock are convertible or exchangeable into the form of consideration paid to holders of Common Tock in connection with the Make-Whole Premium shall be calculated in the manner set forth in Section 3(f).

(iii) Whenever the Conversion Price shall be adjusted from time to time by the Company pursuant to Section 7, the Stock Price Threshold and the Stock Price Cap shall be adjusted and each of the Stock Prices set forth in the Make-Whole Premium Table shall be adjusted. The adjusted Stock Price Threshold, Stock Price Cap and Stock Prices set forth in the Make-Whole Premium Table shall equal the Stock Price Threshold, the Stock Price Cap and such Stock Prices, as the case may be, immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Price as so adjusted and the denominator of which is the Conversion Price immediately prior to the adjustment giving rise to such adjustment. Each of the share amounts set forth in the body of the Make-Whole Premium Table shall also be adjusted in the same manner and at the same time. The Company shall distribute to the Holder and the holders of the Other Notes a copy of the adjusted Make-Whole Premium Table in accordance with Section 23(a)(i).

(6) RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. The provisions of this Section shall apply similarly and equally to successive Purchase Rights. The provisions of Section 7(a) shall not apply with respect to any Purchase Rights, if the Holder elects to exercise such Purchase Rights.

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Note.

(7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Conversion Price upon Issuance of Common Stock. Subject to the provisions of Section 6(a), if and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued or sold by the Company in connection with any Excluded Security) for a consideration per share less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Applicable Price and (y) the quotient determined by dividing (A) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (B) the product derived by multiplying (I) the Applicable Price by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable (except in connection with the issuance of Excluded Securities), unless holders of the Notes representing more than 50% of the aggregate outstanding principal amount of the Notes waive, prospectively or retroactively, the provisions of this Section 7 for such Dilutive Issuance, in which case no adjustment to the Conversion Price shall be made, or if waived retroactively, any such adjustment shall be reversed, in such instance:

(i) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, (x) the Options will be deemed to have been issued for a value determined by use of the Black-Scholes Option Pricing Model (the “Option Value”) and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company, less (II) the Option Value. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock dividend, stock split, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features but excluding the issuance of Excluded Securities), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Note; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(d) Voluntary Decrease. The Company may at any time during the term of this Note reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors.

(8) MANDATORY REDEMPTION AND OPTIONAL REDEMPTION.

(a) Holder’s Right of Mandatory Redemption.

(i) General. On each Holder Mandatory Redemption Date, the Holder shall have the right, in its sole discretion, to require that the Company redeem all or any portion of this Note (a “Holder Mandatory Redemption”) by delivering written notice thereof to the Company (a “Holder Mandatory Redemption Notice”) at any time on or prior to such Holder Mandatory Redemption Date. The Holder Mandatory Redemption Notice shall indicate the amount of Principal the Holder is electing to have redeemed (the “Holder Mandatory Redemption Amount”) on the Holder Mandatory Redemption Date. The portion of this Note subject to redemption pursuant to this Section 8 shall be redeemed by the Company in cash at a price equal to the amount of Principal being redeemed (the “Holder Mandatory Redemption Price”). Redemptions required by this Section 8 shall be made in accordance with the provisions of this Section 8 and Section 9. Notwithstanding anything to the contrary in this Section 8, but subject to Section 3(d), until the Holder receives the Holder Mandatory Redemption Price, the Holder Mandatory Redemption Amount may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3, and any such conversion shall reduce the Holder Mandatory Redemption Amount. The Company shall deliver written notice (the “Company Notice”) to the Holder no earlier than twenty (20) Business Days and no later than five (5) Business Days prior each Holder Mandatory Redemption Date stating that the Holder’s right of redemption under this Section 8 for the applicable Holder Mandatory Redemption Date.

(ii) Mechanics of Holder Mandatory Redemption. If the Holder elects a Holder Mandatory Redemption in accordance with Section 8(a)(i), then the Holder Mandatory Redemption Amount which is to be paid to the Holder on the applicable Holder Mandatory Redemption Date shall be redeemed by the Company, and the Company shall pay to the Holder on the later of (A) the applicable Holder Mandatory Redemption Date and (B) the second (2nd) Business Day following receipt by the Company of the Holder Mandatory Redemption Notice (the “Holder Mandatory Redemption Payment Date”), by wire transfer of immediately available funds, the Holder Mandatory Redemption Price. If the Company fails to redeem the Holder Mandatory Redemption Amount on the Holder Mandatory Redemption Payment Date by payment of the Holder Mandatory Redemption Price on such date, then at the option of the Holder designated in writing to the Company (any such designation shall be deemed a “Conversion Notice” pursuant to Section 3(c) for purposes of this Note), the Holder may require the Company to convert all or any part of the Holder Mandatory Redemption Amount at 75% of the Optional Interest Price. Conversions required by this Section 8(c) shall be made in accordance with the provisions of Section 3(c).

(b) Company’s Right of Optional Redemption.

(i) General.

(A) At any time and from time to time on or after and from and after [?], 20115 (the “Company Optional Redemption Triggering Date”) and prior to [?], 20146, so long as there shall not have been an Equity Conditions Failure, the Company shall have the right, in its sole discretion, to redeem all or any portion of this Note (a “Company Redemption”). The portion of this Note subject to redemption pursuant to this Section 8(b) shall be redeemed by the Company in cash at a price (the “Company Optional Redemption Price”) equal to (i) the product of the Principal being redeemed and 150% plus (ii) the sum of (x) accrued and unpaid Interest, if any, with respect to such Principal, and (y) accrued and unpaid Late Charges, if any, with respect to such Principal and Interest. The Additional Interest Amount, if any, for such Principal to be redeemed shall also be payable to the Holder in cash, or, at the election of the Company, in shares of Common Stock as described in Section 3(e)(i) upon a Company Redemption that occurs at any time from the Company Optional Redemption Triggering Date through but not including [?], 20147; provided, however, if the amount that the Holder could receive under Section 3(f) is greater (as well as the holders of the Other Notes under the analogous provision thereof), the Holder and the holders of the Other Notes shall receive such greater amount. For the avoidance of doubt, the amount that would otherwise be payable to the Holder pursuant to the immediately preceding sentence upon a Company Redemption shall be payable to the Holder if the Holder exercises its conversion right herein following the Company’s issuance of a Company Optional Redemption Notice (as defined below) but prior to the corresponding Company Redemption.

(B) At any time and from time to time on or after [?], 20148, so long as there shall not have been an Equity Conditions Failure, the Company shall have the right, in its sole discretion, to initiate a Company Redemption for any or all of the Principal of this Note. The portion of this Note subject to redemption pursuant to this Section 8(b) shall be redeemed by the Company in cash at a Company Optional Redemption Price equal to (i) 100% of the Principal being redeemed plus (ii) the sum of (x) accrued and unpaid Interest, if any, with respect to such Principal, and (y) accrued and unpaid Late Charges, if any, with respect to such Principal and Interest.

(ii) Mechanics. The Company may exercise its redemption right under this Section 8(b) by delivering a written notice thereof by confirmed facsimile and overnight courier to all, but not less than all, of the holders of the Notes (the “Company Optional Redemption Notice” and the date such notice is delivered to all the holders is referred to as the “Company Optional Redemption Notice Date”). A Company Optional Redemption Notice shall be irrevocable. Each Company Optional Redemption Notice shall state the aggregate Principal of the Notes which the Company has elected to be subject to such Company Optional Redemption from all of the holders of the Notes pursuant to this Section 8(b) (and analogous provisions under the Other Notes) on the Company Optional Redemption Date plus accrued and unpaid Late Charges with respect to such Principal and Interest (the “Company Redemption Amount”), provided, however, that the aggregate principal amount subject to the Company Redemption pursuant to Section 8(b)(i)(A) for all Notes in any calendar year shall not exceed more than $[• ]9, including for purposes of this calculation, the Principal converted pursuant to Section 3(e) equal to the Holder’s pro rata allocation of the aggregate principal amount of the Notes that could be redeemed by the Company in that calendar year (and analogous provisions under the Other Notes). Upon receipt of a Company Optional Redemption Notice, if the Holder elects to convert any or all of the Principal to be so redeemed hereby, the Holder shall deliver to the Company written notice of such election, and the Principal to be converted shall be so converted in accordance with Section 3(e) no later than three (3) Business Days prior to the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall not be more than seventy-five (75) Business Days after the Company Optional Redemption Notice Date.

(iii) Pro Rata Redemption Requirement. If the Company elects to cause a Company Optional Redemption pursuant to Section 8(b), then it must simultaneously take the same action with respect to the Other Notes. If the Company elects to cause a Company Optional Redemption pursuant to this Section 8(b) (or similar provisions under the Other Notes) with respect to less than all of the principal amount of the Notes then outstanding, then the Company shall require redemption of a Principal amount from the Holder and each holder of the Other Notes equal to the product of (A) the aggregate principal amount of Notes which the Company has elected to cause to be redeemed pursuant to Section 8(b), multiplied by (B) the fraction, the numerator of which is the sum of the initial principal amount of Notes purchased by such holder and the denominator of which is the initial principal amounts of Notes purchased by all holders holding outstanding Notes (such fraction with respect to each holder is referred to as its “Redemption Allocation Percentage”, and such amount with respect to each holder is referred to as its “Pro Rata Redemption Amount”); provided that in the event that the initial holder of any Notes has sold or otherwise transferred any of such holder’s Notes, the transferee shall be allocated a pro rata portion of such holder’s Redemption Allocation Percentage and Pro Rata Redemption Amount.

(c) Redemptions Generally. Any redemptions made pursuant to this Section 8 shall be made in accordance with Section 9. No later than one (1) Trading Day following any Holder Mandatory Redemption Date or Company Optional Redemption Date, the Company shall file a Current Report on Form 8-K describing the terms of such Holder Mandatory Redemption or Company Optional Redemption, as the case may be. To the extent redemptions required by this Section 8 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 8, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any redemption premium due under this Section 8 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

(9) REDEMPTIONS.

(a) Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of the Holder’s Event of Default Redemption Notice. If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within five (5) Business Days after the Company’s receipt of such notice otherwise. The Company shall deliver the applicable Holder Mandatory Redemption Price on the applicable Holder Mandatory Redemption Payment Date and the applicable Company Optional Redemption Price on the applicable Company Optional Redemption Date. The deadlines for payment set forth in the foregoing sentences of this Section 9(a) shall apply to cash payments or issuances of shares of Common Stock issuable upon conversion of the amount of Principal selected for redemption or redemption premiums in accordance with the other provisions of this Note. In the event of a redemption or conversion of less than all of the Principal of this Note, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal which has not been redeemed. If the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption or conversion, to require the Company to promptly return to the Holder all or any portion of this Note representing the amount of Principal that was submitted for or subject to redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid or shares of Common Stock have not been issued therefore, or any combination thereof. Upon the Company’s receipt of such cancellation notice, (x) the applicable Redemption Notice shall be null and void with respect to such amount of Principal that was not redeemed or converted, (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 17(d)) to the Holder representing such amount of Principal to be redeemed and (z) the Conversion Price of this Note or such new Notes shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the applicable Redemption Notice is voided and (B) the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date on which the applicable Redemption Notice is delivered to the Company and ending on and including the date on which the applicable Redemption Notice is voided. The Holder’s delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company’s obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the amount of Principal subject to such notice.

(b) Redemption by Other Holders. Upon the Company’s receipt of notice from any of the holders of the Other Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b), Section 5(b) or Section 8 (each, an “Other Redemption Notice”), the Company shall immediately, but no later than one (1) Business Day of its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company’s receipt of the Holder’s Redemption Notice and ending on and including the date which is three (3) Business Days after the Company’s receipt of the Holder’s Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes (including the Holder) based on the principal amount of the Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven Business Day period.

(10) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(11) RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 115% of the Conversion Rate with respect to the Principal of each such Note as of the Issuance Date; provided that within seventy-five (75) days after the Issuance Date, the Company shall have reserved out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes equal to 130% of the Conversion Rate with respect to the Principal of each such Note as of such date. So long as any of the Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes, initially 115%, and at all times following the seventy-fifth (75th) day following the Issuance Date, 130%, of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions) (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes based on the principal amount of the Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a holder shall sell or otherwise transfer any of such holder’s Notes, each transferee shall be allocated a pro rata portion of such holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes shall be allocated to the remaining holders of Notes, pro rata based on the principal amount of the Notes then held by such holders.

(b) Insufficient Authorized Shares. If at any time while any of the Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(12) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note.

(13) COVENANTS.

(a) Rank. All payments due under this Note (a) shall rank pari passu with all Other Notes and shall be unsubordinated obligations of the Company and (b) shall be senior to all other Indebtedness of the Company permitted to be incurred pursuant to clause (iv) of the definition of “Permitted Indebtedness.”

(b) Incurrence of Indebtedness.

(i) So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness other than (x) Permitted Indebtedness and (y) any Indebtedness (other than Indebtedness described in clause (iv) of the definition of “Permitted Indebtedness”) that has no material equity component and, after giving effect to such incurrence, guarantee or assumption of Indebtedness, results in the ratio of Consolidated Funded Indebtedness of the Company and its Subsidiaries to TTM EBITDA of the Company and its Subsidiaries to be greater than 3.0 to 1.0, as measured as of the end of any fiscal quarter (the “Incurred Indebtedness Measurement Date”). For the avoidance of doubt, this Note and the Other Notes shall not be included in the incurred indebtedness calculation of this Section 13(b)(i).

(ii) For purposes of this Section 13(b)(ii), “Consolidated Funded Indebtedness” and “TTM EBITDA” shall have the meanings given to them in the Financing Agreement by and among the Company, each Subsidiary listed as “Guarantor” thereto, the lenders from time to time party thereto, Ableco, as collateral agent for the lenders, and Ableco, as administrative agent for the lenders, dated as of July 3, 2007, as amended, supplemented or otherwise modified through the Issuance Date; provided, however, that the only amendment to such financing agreement between the date of the Securities Purchase Agreement and the Issuance Date shall be to remove “Subordinated Debt” (as defined therein) from the definition of “Consolidated Funded Indebtedness”.

(iii) The Company shall provide a written report to the Holders of the results of the ratio analysis set forth in Section (13)(b)(i) no later than the date the Company first announces its financial results for a fiscal quarter or fiscal year. If the Company is not in compliance with such ratio as of the end of a fiscal quarter, the Company shall publicly disclose such results concurrently with its disclosure to the Holders. The Company shall be in breach of the terms of this Note if at any Incurred Indebtedness Measurement Date, such ratio is greater than 3.0 to 1.0

(c) Restriction on Redemption and Cash Dividends. Until all of the Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, directly or indirectly, redeem, repurchase or declare or pay any cash dividend or distribution on its capital stock without the prior express written consent of the Required Holders; provided, however, the provisions of this Section 13(c) shall not apply if the Closing Sale Price or Closing Bid Price, as applicable, of the Common Stock is greater than 125% of the Conversion Price in effect for the 10 Trading Day period ending on the date immediately prior to the date the Company’s board of directors approves a record date for a cash dividend, the public announcement of which shall be made no later than the next Business Day.

(14) PARTICIPATION. The Holder, as the holder of this Note, shall be entitled to receive such dividends paid and distributions made to the holders of Common Stock to the same extent as if the Holder had converted this Note into Common Stock (without regard to any limitations on conversion herein or elsewhere) and had held such shares of Common Stock on the record date for such dividends and distributions. Payments under the preceding sentence shall be made concurrently with the dividend or distribution to the holders of Common Stock.

(15) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Note or the Other Notes. No consideration shall be offered or paid to any holder of Notes to amend or consent to a waiver or modification of the Notes unless the same consideration also is offered to all of the holders of Notes.

(16) TRANSFER. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) of the Securities Purchase Agreement.

(17) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 17(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 17(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 17(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 17(a) or Section 17(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal and Interest of this Note, from the Issuance Date.

(18) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(19) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(20) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(21) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(22) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one (1) Business Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(23) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least twenty (20) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under this Note which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate that would have applied during the incurrence and continuance of an Event of Default (“Late Charge”).

(24) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(25) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(26) GOVERNING LAW; JURISDICTION; JURY. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address as provided in Section 23 hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(27) SEVERABILITY. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(28) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) “Ableco Loan Agreement” means the Financing Agreement by and among the Company, each Subsidiary listed as a “Guarantor” thereto, the lenders from time to time party hereto, Ableco Finance LLC (“Ableco”), as collateral agent for the lenders, and Ableco, as administrative agent for the lenders dated as of July 3, 2007, as amended, restated, supplemented, extended, renewed, refinanced or otherwise modified from time to time.

(b) “Additional Interest Amount” means an amount equal to the difference between (i) an amount of Interest that, but for the applicable conversion or redemption, would have been paid to the Holder on such amount of Principal subject to such conversion or redemption from the Issuance Date through but not including the sixth (6th) anniversary of the Issuance Date discounted to the present value of such interest using a discount rate equal to three and one-half percent (3.50%) and (ii) the amount of Interest already paid to the Holder through the applicable Conversion Date.

(c) “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, consultant, officer or director for services provided to the Company.

(d) “Bloomberg” means Bloomberg Financial Markets.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(g) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 22. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(h) “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(i) “Common Stock Deemed Outstanding” means, at any given time, the number of shares of Common Stock outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 7(a)(i) and 7(a)(ii) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time or exercised at any time, but excluding any Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Notes.

(j) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(k) “Convertible Securities” means any stock, warrants, rights or other securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(l) “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., The NASDAQ Global Market, The NASDAQ Capital Market or The NASDAQ Global Select Market.

(m) “Equity Conditions” means that each of the following conditions is satisfied: (i) on each day during the period beginning six (6) month prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), either (x) the Registration Statement filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not have been any Grace Periods (as defined in the Registration Rights Agreement) or (y) all shares of Common Stock issuable upon conversion of the Notes shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock is designated for quotation on the Principal Market or any other Eligible Market and shall not have been suspended from trading on such exchange or market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered shares of Common Stock upon conversion of the Notes to the holders on a timely basis as set forth in Section 3(c)(ii) hereof (and analogous provisions under the Other Notes); (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 3(d) hereof and the rules or regulations of the Principal Market or any applicable Eligible Market; (v) the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) during the Equity Conditions Measuring Period, there shall not have occurred either (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, or (B) an Event of Default or (C) an event that with the passage of time or giving of notice would constitute an Event of Default; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issuable upon conversion of the Notes not to be eligible for sale without restriction pursuant to Rule 144 (and not subject to the provisions of Rule 144(c)(i) and any applicable state securities laws and (viii) the Company otherwise shall have been in material compliance with and shall not have breached any provision, covenant, representation or warranty of any material Transaction Document.

(n) “Equity Conditions Failure” means that on any day during the period commencing ten (10) Trading Days prior to the applicable (i) Mandatory Conversion Notice Date through the applicable Mandatory Conversion Date, (ii) the Company Optional Redemption Notice Date through the applicable Company Optional Redemption Date or (iii) conversion date pursuant to a conversion event set forth in Section 3(e)(i), the Equity Conditions have not been satisfied (or waived in writing by the Holder).

(o) “Excluded Security” means any Common Stock issued or issuable: (i) in connection with acquisitions with one or more non-affiliated third parties on an arm’s length basis, the primary purpose of which is not to raise additional capital; (ii) in connection with the grant of options to purchase Common Stock, restricted stock awards or other stock-based awards or sales, with, in the case of stock options or other stock-based awards requiring payment therefor, exercise or purchase prices not less than the market price of the Common Stock on the date of grant or issuance, which are issued, granted or sold to employees, officers or directors of the Company for the primary purpose of soliciting or retaining their employment or service pursuant to an Approved Stock Plan, and the Common Stock issued upon the exercise thereof; (iii) upon conversion or redemption of this Note and the Other Notes; (iv) upon the exercise of the Warrants; (v) pursuant to any bona fide firm commitment underwritten public offering with a nationally recognized underwriter, which generates gross proceeds to the Company in excess of $25,000,000 (other than an “at-the-market offering” as defined in Rule 415(a)(4) under the 1933 Act and “equity lines”); and (vi) upon exercise of any Options or Convertible Securities which are outstanding on the Subscription Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Subscription Date to lower the exercise or conversion price, to increase the number of shares of capital stock issuable upon conversion or exercise, to extend the expiration or termination date or to change the antidilution provisions.

(p) “Foothill Loan Agreement” means the Amended and Restated Loan and Security Agreement by and among the Company, and each of the Subsidiaries that are signatories thereto as Borrowers, the lenders that are signatories thereto as the Lenders, and Wells Fargo Foothill, Inc. as the Arranger and Administrative Agent dated as of July 3, 2007, as amended, restated, supplemented, extended, renewed, refinanced or otherwise modified from time to time.

(q) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Persons, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Company.

(r) “GAAP” means United States generally accepted accounting principles, consistently applied.

(s) “Holder Pro Rata Amount” means a fraction (i) the numerator of which is the Principal amount of this Note on the Closing Date and (ii) the denominator of which is the aggregate principal amount of all Notes issued to the initial purchasers pursuant to the Securities Purchase Agreement on the Closing Date.

(t) “Holder Mandatory Redemption Date” means each of [?], 201410, [?], 201611, and [?], 202012.

(u) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above. For the avoidance of doubt, “Indebtedness” shall not include unsecured indebtedness to trade creditors incurred in the ordinary course of business.

(v) “Interest Rate” means 7.00% per annum, subject to adjustment as set forth in Section 2.

(w) “Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries.

(x) “Optional Interest Price” means, the lower of (i) the applicable Conversion Price and (ii) that price which shall be computed as 90% of the arithmetic average of the Weighted Average Price of the Common Stock on each five (5) consecutive Trading Days immediately preceding the applicable Conversion Date (each such period, an “Optional Interest Measuring Period”). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock during the applicable such Optional Interest Measuring Period.

(y) “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(z) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(aa) “Permitted Indebtedness” means (i) Indebtedness under the Foothill Loan Agreement in an aggregate principal amount not to exceed  $100,000,000 at any time, (ii) Indebtedness other than described clause (i) or (iv) of this definition outstanding on the Subscription Date, (iii) the Indebtedness evidenced by this Note and the Other Notes, (iv) unsecured Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement reasonably acceptable to the Holder, and which Indebtedness does not provide at any time for (1) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (2) total interest and fees at a rate in excess of nine percent (9.00%) per annum, (v) Indebtedness secured by Permitted Liens, (vi) Indebtedness under the Ableco Loan Agreement in an aggregate principal amount not to exceed $ 67,150,000 at any time, and (viii) extensions, refinancings and renewals of any items of Permitted Indebtedness and any Indebtedness that was permitted to be incurred pursuant to Section 13(b) hereof, provided that no material equity component is contained in such extensions, refinancings or renewals and the principal amount (or in the case of revolving credit facilities, the maximum amount of revolving commitments thereunder) is not increased (other than to account for costs, expenses and fees relating to such extensions, refinancings or renewals) or the terms modified to impose materially more burdensome terms upon the Company or its Subsidiaries, as the case may be, other than with respect to an increase in the interest rate applicable to such Indebtedness so long as the interest rate applicable thereto is on terms consistent with then prevailing market terms.

(bb) “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) and (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods and (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 4(a)(ix).

(cc) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(dd) “Principal Market” means The American Stock Exchange.

(ee) “Redemption Notices” means, collectively, the Event of Default Redemption Notices, the Change of Control Redemption Notices, the Company Optional Redemption Notice and the Holder Mandatory Redemption Notice, each of the foregoing, individually, a Redemption Notice.

(ff) “Redemption Premium” means (i) in the case of the Events of Default described in Section 4(a)(i) — (v) and (viii) — (xi), 125% or (ii) in the case of the Events of Default described in Section 4(a)(vi) — (vii), 100%.

(gg) “Redemption Prices” means, collectively, the Event of Default Redemption Price, the Change of Control Redemption Price, the Company Optional Redemption Price and the Holder Mandatory Redemption Price (each of the foregoing, individually, a “Redemption Price”).

(hh) “Registration Rights Agreement” means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes relating to, among other things, the registration of the resale of the Common Stock issuable upon conversion of the Notes.

(ii) “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(jj) “SEC” means the United States Securities and Exchange Commission.

(kk) “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Company and the initial holders of the Notes pursuant to which the Company issued the Notes.

(ll) “Subscription Date” means April [?], 2008.

(mm) “Subsidiary” means any entity in which the Company, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

(nn) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(oo) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(pp) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(qq) “Warrants” means the common stock purchase warrants issued to the initial Holders of the Notes pursuant to and as contemplated by the Securities Purchase Agreement.

(rr) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 22. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(29) DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

Metalico, Inc.
By:
Name:
Title:

ANNEX I

MAKE-WHOLE TABLE

[see attached]
EXHIBIT I

METALICO, INC.

CONVERSION NOTICE

Reference is made to the Senior Convertible Note (the “Note”) issued to the undersigned by Metalico, Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the amount of Principal (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:
Aggregate amount of Principal to be converted:
Please confirm the following information:
Conversion Price:
Number of shares of Common Stock to be issued:
Please issue the Common Stock into which the Note is being converted in the following name and to the following address:
Issue to:
Facsimile Number:
Authorization:
By:
Title:
Dated:
Account Number:
(if electronic book entry transfer)
Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Corporate Stock Transfer, Inc. to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated April [?], 2008 from the Company and acknowledged and agreed to by Corporate Stock Transfer, Inc.

Metalico, Inc.
By:
Name:
Title:

[1]	Insert twenty (20) year anniversary of Closing Date.

[2]	Insert number equal to the greater of (i) $14.00 and (ii) the Closing Bid Price of the Common Stock on the date of signing of the Securities Purchase Agreement.

[3]	Insert three (3) year anniversary of Issuance Date.

[4]	Insert the day before the six (6) year anniversary of Issuance Date.

5Insert three (3) year anniversary of Issuance Date.

6Insert six (6) year anniversary of Issuance Date.

7Insert six (6) year anniversary of Issuance Date.

8Insert six (6) year anniversary of Issuance Date.

[9]	Insert amount that is equal to 30% of aggregate principal amount of Notes as of the Issuance Date.

[10]	Insert date that is six (6) year anniversary of Issuance Date.

[11]	Insert date that is eight (8) year anniversary of Issuance Date.

[12]	Insert date that is twelve (12) year anniversary of Issuance Date.